Exhibit 99.1

            The Neiman Marcus Group Reports April Revenues

    DALLAS--(BUSINESS WIRE)--May 5, 2005--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced the following preliminary company-wide revenues:


                                    4 weeks ended

                              April 30,        May 1,
                                2005            2004        % Change
                            -------------- -------------- -----------

Total Revenues               $309 million   $272 million        13.3%

Comparable Revenues          $307 million   $269 million        14.2%


                                   13 weeks ended
                                (3rd Fiscal Quarter)

                               April 30,        May 1,
                                 2005           2004        % Change
                            -------------- -------------- -----------

Total Revenues               $933 million   $873 million         6.9%

Comparable Revenues          $928 million   $859 million         8.0%

    Comparable revenues for the four weeks ended May 1, 2004 exclude the sales of Chef's Catalog prior to its disposition in November 2004.
    In the four-week April period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus stores and Bergdorf Goodman, increased 12.5 percent. Revenue growth trends were the strongest in the Company's stores in the Southeast and Western regions. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included women's contemporary sportswear and fine apparel, jewelry, designer handbags and accessories, women's shoes and men's clothing.
    Comparable revenues at Neiman Marcus Direct for the four-week April period increased 19.5 percent. The Neiman Marcus brand experienced the highest year-over-year sales performance in the direct-to-consumer business, supported by strong sales in women's apparel, cosmetics, women's shoes and jewelry.
    Comparable revenues for the Neiman Marcus Group for the third quarter of fiscal year 2005 increased 8.0 percent, while the increase for the same period last year was 22.0 percent. For the third quarter of fiscal year 2005, Specialty Retail Stores comparable revenues increased 6.5 percent including a 6.3 percent increase at Neiman Marcus Stores and an 8.1 percent increase at Bergdorf Goodman. Neiman Marcus Direct third quarter fiscal year 2005 revenues were 16.8 percent above last year.
    The Company currently expects earnings in the range of $1.53 to $1.58 per share for the third quarter of fiscal year 2005. The Company currently expects comparable store revenues for the fourth quarter of its fiscal year 2005 to increase 5 percent to 7 percent compared to last year.

    The Neiman Marcus Group plans to report third quarter earnings on Wednesday, June 1, 2005 after the market closes. The Company's four-week reporting period is consistent with last year and reflects a 4-5-4 week third quarter.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

    From time to time, the Company makes statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information" such as the forecasts of revenues and earnings contained in this release. These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; changes in the Company's relationships with key customers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in store renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967